SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2010

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

ITEM 5.02(e) COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Victor T. Adamo is the president and a director of ProAssurance Corporation and was one of the five named executive officers in the proxy statement for ProAssurance's 2010 annual meeting of the stockholders.  As disclosed in the proxy statement, Mr. Adamo and ProAssurance are parties to a Release and Severance Compensation Agreement originally executed in 2002, and amended and restated as of January 1, 2008 (the "Severance Agreement").  Under the terms of the Severance Agreement, Mr. Adamo has had the right to terminate his employment for any reason at any time prior to December 31, 2010, and to receive cash severance compensation on such termination in amount equal to the sum of two times his then current base salary and two times his average annual incentive compensation for the last three complete fiscal years.  The Severance Agreement would require ProAssurance to pay Mr. Adamo cash severance compensation in the amount of approximately $1,934,896 if he should elect to terminate his employment prior to December 31, 2010.

ProAssurance and Mr. Adamo have had discussions regarding ProAssurance's desire for Mr. Adamo to continue as a senior executive and a director after 2010.  Mr. Adamo has advised ProAssurance that it would be to his financial detriment to forgo severance compensation under the Severance Agreement because he is of retirement age and his opportunity to retire and receive severance compensation under the Severance Agreement will expire on December 31, 2010.

In order to encourage Mr. Adamo to continue his "at will" employment as a senior executive, ProAssurance and Mr. Adamo entered into a Deferred Compensation Plan and Agreement (the "New Agreement") effective December 31, 2010, which provides for the following:

•	Mr. Adamo's Severance Agreement is terminated effective December 31, 2010.

•
Mr. Adamo will continue to be employed by ProAssurance as an "at will" employee in such capacity and on such compensation terms as may be mutually agreeable.  Mr. Adamo will not have the protection of a severance agreement so that there will no longer be any contractual restrictions on reductions or other changes to his compensation and duties.

•
ProAssurance has agreed to establish a deferred compensation account for Mr. Adamo in the sum of $1,680,000 (the "Severance Amount") which represents a mutually agreed reduction to the cash severance compensation that would be due to Mr. Adamo under his Severance Agreement if he had elected to terminate his employment in 2010.  The deferred compensation will be payable upon termination of his employment and the satisfaction of certain conditions in the Agreement.  Payment of the Severance Amount is conditioned upon Mr. Adamo's execution of a release of claims against ProAssurance and its subsidiaries at the time of termination of his employment.  Further, Mr. Adamo has agreed not to compete with the business of ProAssurance and its subsidiaries for a period of three years after the termination of his employment.

•
The deferred compensation payable to Mr. Adamo under the New Agreement is an unfunded obligation of ProAssurance.  Mr. Adamo has the right to direct the investment of the Severance Amount, and the cumulative investment earnings and losses will be included in the Severance Amount.  The funds and earnings included in the Severance Amount remain the property of ProAssurance until the deferred compensation is paid.  The Severance Amount is payable in installments in the payroll periods during the three year period that the covenant not to compete remains in effect, and future installments are forfeitable should Mr. Adamo breach the terms of the covenant during such period.

The New Agreement provides no change of control benefits. Mr. Adamo will continue to be eligible to participate in employee benefit plans available for persons employed as senior executives of ProAssurance.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2010

PROASSURANCE CORPORATION
by: /s/ Frank B. O’Neil
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Frank B. O’Neil
Senior Vice-President